SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 8, 2006

HOST HOTELS AND RESORTS, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-14625	53-0085950
(Commission File Number)	(I.R.S. Employer Identification Number)

6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code (240) 744-1000

(Former Name or Former Address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01—Material Definitive Agreement

As previously reported in the Registrant’s current report on Form 8-K filed on March 28, 2006 (the “March Filing”), which is hereby incorporated by reference into this report, Host Hotels & Resorts, L.P. (formerly known as Host Marriott, L.P.), or Host, L.P., entered into an Agreement of Limited Partnership (the “Agreement”), forming a joint venture in The Netherlands with Stichting Pensioenfonds ABP, the Dutch pension fund, and Jasmine Hotels Pte Ltd, an affiliate of GIC Real Estate Pte Ltd, the real estate investment company of the Government of Singapore Investment Corporation Pte Ltd, the purpose of which was, initially, the acquisition and ownership of six hotels in Europe.

As discussed in the March Filing, the partners contemplated entering into an expanded joint venture, subject to antitrust clearance, which would allow for the acquisition, ownership and potential disposition of additional full service hotel properties located in Europe (with a focus on the United Kingdom, France, Germany, Italy and Spain). This antitrust approval has now been obtained, and the Agreement and related documents were amended and restated on December 8, 2006 (the Agreement, as so amended and restated, the “Amended and Restated Agreement”) to provide for the expanded joint venture and to make the other changes described herein.

Expansion of European Joint Venture

The Amended and Restated Agreement, and the related amended and restated documents, provide for, among other things, an increase in aggregate capital commitments of the partners to approximately €533 million, of which approximately 64% has been contributed to date by all partners in proportion to their percentage interests in the joint venture. The percentage interests of the parties in the joint venture will be the same as those set forth in the March Filing. After giving effect to indebtedness the joint venture is expected to incur, aggregate funds that the hospitality venture will have available for investment are expected to be approximately €1.5 billion.

In connection with the expansion of the joint venture, the Limited Partners were given additional approval rights. As a result, subject to certain limited exceptions, the unanimous consent of the Limited Partners is required to, among other things, reposition an investment that will result in the closing of an entire hotel or to develop a hotel property. Similarly, subject to certain limited exceptions, the consent of a majority interest of the Limited Partners is required to, among other things, acquire real estate assets, enter into financing transactions related to such an acquisition (or to refinance such financings), and to dispose of an investment.

In addition, the business plan for the operation of the joint venture’s investments and all capital budgets and operating budgets of the joint venture and its subsidiaries must be approved by a majority interest of the Limited Partners. The approval by a majority interest of the Limited Partners is also required for the joint venture to incur discretionary costs or obligations at certain thresholds in excess of a budget.

Certain Other Amendments

In addition to the foregoing, certain technical amendments were made in the Amended and Restated Agreement, including, among others, amendments to permit the formation and use of intermediate entities for the purpose of acquiring and financing joint venture investments, and amendments to clarify the US dollar to Euro exchange rate used to determine the capital accounts of the Limited Partners, the Limited Partners’ preferred returns and each Limited Partner’s available capital.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOST HOTELS & RESORTS, INC.

By:	/s/ Larry K. Harvey
Larry K. Harvey Senior Vice President and Chief Accounting Officer

Date: December 14, 2006

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